Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Third Quarter and Year-to-Date 2009 Financial Results
•	Third Quarter Fabricated Products Operating Income of $20 Million Before Non-Run-Rate Items
•	Modest Sequential Increase in Fabricated Products Shipments
•	Continued Improvement in Manufacturing Efficiencies and Underlying Cost Performance
•	Strong Cash Flow and Improved Balance Sheet
FOOTHILL RANCH, Calif., October 28, 2009 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $23 million and earnings per diluted share of $1.14 for the third quarter ended September 30, 2009. Excluding the positive impact of approximately $30 million of pre-tax, non-run-rate items, adjusted net income was $5.5 million and earnings per diluted share were $0.27 for the third quarter ended September 30, 2009.
Year-to-date, reported net income was $46 million compared to $40 million in the prior year period. Earnings per diluted share were $2.31 for the nine months ended September 30, 2009 as compared to $1.93 for the prior year period. The year-to-date 2009 earnings results included approximately $31 million of pre-tax, non-run-rate gains compared to $15 million of pretax, non-run-rate losses in the comparable 2008 period.
Third Quarter Summary Comments
“Third quarter underlying operating results were consistent with the business outlook we provided last quarter and continue to reflect a challenging economic and market environment,” said Jack A. Hockema, President, CEO and Chairman. “Although overall demand remained weak, we experienced a modest sequential increase in shipments as service center de-stocking moderated and automotive build rates increased during the quarter. Aerospace plate shipments remain solid, largely driven by higher contractual business facilitated by the Trentwood facility expansion. Shipments of aerospace plate during the third quarter, however, were negatively impacted by the timing of orders that shifted to the fourth quarter while shipments of all other aerospace products were comparable to the second quarter 2009.”
“We continue to experience steady improvement in manufacturing efficiencies and underlying cost performance, and we are on track to achieve our cost improvement objective for the second half 2009, equivalent to our record 2007 baseline. Our efforts to realign inventories and prudently manage our balance sheet have further strengthened our already solid financial position, providing a competitive advantage going forward. Year-to-date, we have generated over $130 million of cash from operations and working capital improvements, increased our net cash position, continued to fund our strategic investment in Kalamazoo, and maintained our quarterly dividend,” said Mr. Hockema.

Third Quarter and Year-to-Date 2009 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

		Quarter		Year-to-Date
	3Q09	2Q09	3Q08	2009	2008
Net Sales	$252	$232	$369	$750	$1,182

Operating Income (Loss) before NRR[1]
Fabricated Products	$20	$20	$34	$68	$117
Primary Aluminum[2]	$3	$3	$(11)	$15	$5
Corporate	$(10)	$(9)	$(12)	$(29)	$(37)

Consolidated Operating Income before NRR[1,3]	$13	$13	$11	$54	$85

Non-Run-Rate Items[4]	$30	$22	$(48)	$31	$(15)

Reported Operating Income (Loss)[3]	$43	$35	$(37)	$85	$70

Net Income (Loss)	$23	$20	$(22)	$46	$40

EPS (diluted, GAAP)	$1.14	$0.97	$(1.11)	$2.31	$1.93
Adjusted EPS[5]	$0.27	$0.32	$0.29	$1.39	$2.35

[1]	NRR = Non-Run-Rate,

[2]	3Q08 included a ~$20 million impact from the Anglesey fire and resulting capacity curtailment,

[3]	Totals may not sum due to rounding,

[4]	Refer to Form 10-Q for more details,

[5]	Estimated EPS excluding NRR items, net of tax.

*	Please refer to GAAP financial statements.
The Company reported operating income of $43 million in the third quarter 2009 compared to $35 million in the second quarter 2009 and an operating loss of $37 million for the prior year quarter. Adjusted for non-run-rate items, consolidated operating income was $13 million for the third quarter 2009 compared to $13 million for the second quarter 2009 and $11 million for the prior year quarter.
Year-to-date, reported operating income increased to $85 million compared to $70 million in the prior year period. However, reported operating income adjusted for non-run-rate items declined to $54 million for the nine months ended September 30, 2009 compared to $85 million for the prior year period. Consolidated operating income adjusted for non-run-rate items for the quarter and year-to-date 2009 periods, as compared to prior year periods reflect lower Fabricated Products shipments due to the significant deterioration in economic and market conditions. Additionally, the 2008 third quarter and year-to-date periods reflected a $20 million adverse operating income impact due to the June 2008 fire at Anglesey and the resulting partial curtailment of its smelter capacity. Non-run-rate items for the third quarter and year-to-date periods primarily relate to mark-to-market gains on derivative positions in 2009 compared to mark-to-market losses on derivative positions in 2008.
Overall comparison of the second and third quarters of 2009 reflects performance under similar economic and market conditions. As a result, additional quarterly comments will focus on a sequential analysis of results rather than on a year-over-year basis.
Consolidated net sales for the third quarter ended September 30, 2009 increased sequentially to $252 million from $232 million in the second quarter 2009 based primarily on a modest increase in shipments. Year-to-date consolidated net sales were $750 million compared to $1,182 million reported in 2008. The decrease reflects the overall decline in economic and market conditions and is primarily related to lower Fabricated Products shipments and the impact of significantly lower underlying metal prices compared to the prior year. Although net sales reflect the impact in underlying metal prices, the Company manages its Fabricated Products business to significantly neutralize fluctuations in metal prices, passing on the underlying metal cost to customers through various pricing mechanisms.

As previously announced, Anglesey fully curtailed its smelter operations as of the end of the third quarter 2009. Although Anglesey now operates as a remelt and casting facility, the Company does not anticipate it will realize, through receipt of dividends, its share of earnings from the Anglesey operation any time in the foreseeable future and has suspended equity accounting for its ownership interest. The Company has no obligation to make any cash investments in Anglesey.
Fabricated Products Segment Results
(Non GAAP, Unaudited)*

	Quarter			Year-to-Date
	3Q09	2Q09	3Q08	2009	2008
Shipments (lbs, mm)	106	101	135	316	436

Net Sales ($mm)	$215	$205	$335	$661	$1,043

Average Realized Price ($/lb)
Metal Price[1]	$0.91	$0.84	$1.28	$0.87	$1.23
Value Added Revenue[2]	$1.12	$1.18	$1.20	$1.22	$1.17

Total	$2.03	$2.02	$2.48	$2.09	$2.40

Operating Income before NRR[3]	$20	$20	$34	$68	$117

Non-Run-Rate Items[4]	$7	$(1)	$(14)	$(9)	$(15)

Reported Operating Income[5]	$26	$19	$20	$59	$102

[1]	Hedged cost of alloyed metal,

[2]	Value Added Revenue = Net Sales — Metal Price,

[3]	NRR = Non-Run-Rate,

[4]	Refer to Form 10-Q for additional details,

[5]	Totals may not sum due to rounding

*	Please refer to GAAP financial statements.
The Fabricated Products segment reported operating income of approximately $26 million in the third quarter 2009, an increase sequentially from $19 million in the second quarter 2009. Operating income excluding non-run-rate items in third quarter 2009 was $20 million, comparable to second quarter 2009 results as improved manufacturing efficiencies and underlying cost performance offset a leaner product mix and pricing pressure on certain products.
Year-to-date, Fabricated Products reported operating income of $59 million compared to $102 million in the prior year period. Excluding non-run-rate items, year-to-date operating income was $68 million compared to $117 million in the prior year period. Lower operating income was driven by a significant decline in overall shipments, partially offset by lower energy-related costs. The decline in shipments reflects weaker demand and significant de-stocking throughout the supply chain.
Corporate Highlights
During the quarter the Company continued to drive significant improvement in its underlying cost performance, cash flow and overall financial strength. Strong cash flow year-to-date has funded capital spending on its new Kalamazoo, Michigan extrusion facility, dividends and other operating requirements while improving the overall net cash position by $71 million. Total cash and borrowing availability exceeded $190 million as of the quarter ended September 30, 2009.
The Company continued to return cash to its shareholders in the third quarter through its quarterly dividend program. Additionally, as previously announced, the Board declared a dividend of $0.24 per share, or approximately $5 million, which will be paid on November 13, 2009 to shareholders of record on October 23, 2009.

Outlook
“Despite ongoing challenges presented by the weak global economy, we are encouraged that our shipment level has stabilized over the past several months, and we remain very optimistic regarding the long-term prospects for our Company,” said Mr. Hockema. “In the near term, we anticipate the market outlook will remain similar to conditions experienced in the previous six months. During the fourth quarter we expect normal seasonal weakness will be partially offset by the shift in aerospace plate orders, as previously mentioned.”
“Our capital investment strategy remains focused on capitalizing on opportunities that enable long-term growth and shareholder value. We have yet to realize the full benefit of the Trentwood expansion due to soft market conditions, and the Kalamazoo project is the next significant step to enhance our strategy as a low-cost producer. In addition, Kalamazoo will provide additional capacity to enable profitable automotive sales growth as the demand for aluminum extrusions to achieve more fuel-efficient vehicles increases. The past twelve months reinforce our confidence that Kaiser is well-positioned to manage through challenging market cycles and that we have the financial and competitive strength to capitalize on new opportunities as the market recovers,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on October 29, 2009, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2009 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 818-6592, and accessed internationally at (719) 325-2438. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An audio archive will be available on the Company’s website following the call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) disruption in global financial markets that have reduced the liquidity available to the Company’s customers and the purchasers of products that materially affect demand for the Company’s materials, including commercial airlines; (b) risk and exposure to the impact of non-performance by banks committed to provide financing, hedging counterparties, insurers, customers and suppliers; (c) reduced customer demand under existing contracts resulting in customers limiting purchases to contractual minimum volumes or seeking relief from contractual obligations; (d) risk that customers and suppliers may liquidate or seek protection under federal bankruptcy laws and reject existing contractual commitments; (e) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; and (h) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$252.0	$369.2	$750.0	$1,181.7

Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	188.3	383.7	584.2	1,044.2
Lower of cost or market inventory write-down	—	—	9.3	—
Impairment of investment in Anglesey	—	—	1.8	—
Restructuring costs and other charges	.1	—	6.4	—
Depreciation and amortization	3.9	3.6	12.3	10.8
Selling, administrative, research and development, and general	17.1	19.8	52.1	58.3

Other operating benefits, net	—	(1.4)	(.9)	(1.2)

Total costs and expenses	209.4	405.7	665.2	1,112.1

Operating income (loss)	42.6	(36.5)	84.8	69.6
Other income (expense):
Interest expense	(.2)	(.3)	(.6)	(.8)
Other income (expense), net	.1	(.2)	—	1.0

Income (loss) before income taxes	42.5	(37.0)	84.2	69.8
Income tax (provision) benefit	(19.5)	14.9	(37.8)	(30.0)

Net income (loss)	$23.0	$(22.1)	$46.4	$39.8

Net income (loss) available to common stockholders (3)	$22.8	$(22.2)	$45.2	$38.7

Earnings per share — Basic (3):
Net income (loss) per share	$1.14	$(1.11)	$2.31	$1.93

Earnings per share — Diluted (3):
Net income (loss) per share	$1.14	$(1.11)	$2.31	$1.93

Weighted-average number of common shares outstanding (000):
Basic	19,982	19,995	19,568	20,032

Diluted	19,982	19,995	19,568	20,032

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, for additional detail regarding the items in the table.

(3)	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income (loss) available to common stockholders and earnings per share pursuant to the two-class method in accordance with accounting requirements that became effective in 2009. Earnings per share data for the quarter and nine month periods ended September 30, 2008 were retrospectively adjusted, to apply the two-class method, as required by the new requirements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Shipments (millions of pounds):
Fabricated Products	105.7	135.3	316.1	435.6
Primary Aluminum	41.0	24.2	113.7	98.0

	146.7	159.5	429.8	533.6

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.03	$2.48	$2.09	$2.40
Primary Aluminum	$.90	$1.42	$.79	$1.41
Net Sales:
Fabricated Products	$215.1	$334.9	$660.7	$1,043.3
Primary Aluminum	36.9	34.3	89.3	138.4

Total Net Sales	$252.0	$369.2	$750.0	$1,181.7
Segment Operating Income (Loss):
Fabricated Products	$26.4	$19.5	$59.0	$102.4
Primary Aluminum	27.5	(44.9)	58.8	3.8
Corporate and Other	(11.3)	(12.5)	(33.9)	(37.8)
Other Operating Benefits, Net	—	1.4	.9	1.2

Total Operating Income (Loss)	$42.6	$(36.5)	$84.8	$69.6

Net Income (Loss)	$23.0	$(22.1)	$46.4	$39.8

Capital Expenditures, net of change in accounts payable	$14.4	$22.7	$51.0	$61.0

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except share amount)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets (3)	$337.3	$428.7
Property, plant, and equipment — net	332.0	296.7
Net asset in respect of VEBA	55.2	56.2
Deferred tax assets — net	278.0	313.3
Other assets	33.0	50.5

Total	$1,035.5	$1,145.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (4)	$136.4	$235.0
Net liability in respect of VEBA	16.9	14.0
Long-term liabilities	48.9	65.3
Revolving credit facility and other long-term debt	7.1	43.0

	209.3	357.3

Stockholders’ equity:
Common stock	.2	.2
Additional capital	967.0	958.6
Retained earnings	65.8	34.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,706 shares at both September 30, 2009 and December 31, 2008	(28.1)	(28.1)
Accumulated other comprehensive loss	(62.3)	(60.3)

Total stockholders’ equity	826.2	788.1

Total	$1,035.5	$1,145.4

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 for additional detail regarding the items in the table.

(3)	Primarily includes Cash and cash equivalents of $34.6 and $.2, Inventories of $125.6 and $172.3, net Trade receivables of $81.1 and $98.5, and prepaid expenses and other current assets of $93.0 and $128.4 at September 30, 2009, and December 31, 2008, respectively.

(4)	Primarily includes Accounts payable of $49.8 and $52.4, Accrued salaries, wages and related expenses of $32.3 and $41.2 and Other accrued liabilities of $32.8 and $113.9 at September 30, 2009, and December 31, 2008, respectively.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended September 30, 2009:

	Fabricated	Primary	Corporate
	Products	Aluminum	and Other	Consolidated
GAAP operating income (loss)	$26.4	$27.5	$(11.3)	$42.6
Mark-to-market gains	2.6	24.4	—	27.0
Restructuring costs and other charges	(.1)	—	—	(.1)
Other non-run-rate items (1)	4.2	—	(1.3)	2.9

Total non-run-rate adjustments	6.7	24.4	(1.3)	29.8
Operating income (loss), excluding non-run-rate items	$19.7	$3.1	$(10.0)	$12.8

GAAP net income				$23.0
Total non-run-rate adjustments (net of tax)				(17.5)

Net income, excluding non-run-rate adjustments (net of tax)				$5.5

Diluted earnings per share (GAAP)				$1.14

Diluted earnings per share, excluding non-run-rate items				$.27

(1)	Other non-run-rate items represent non-cash LIFO charges, metal gains, and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for the Corporate and Other segment.

The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended September 30, 2008:

	Fabricated Products	Primary Aluminum	Corporate and Other	Consolidated
GAAP operating income (loss)	$19.5	$(44.9)	$(11.1)	$(36.5)
Mark-to-market losses	(9.7)	(34.1)	—	(43.8)
Other non-run-rate items (1)	(4.5)	—	.6	(3.9)

Total non-run-rate adjustments	(14.2)	(34.1)	.6	(47.7)
Operating income (loss), excluding non-run-rate items	$33.7	$(10.8)	$(11.7)	$11.2

GAAP net loss				$(22.1)
Total non-run-rate adjustments (net of tax)				28.1

Net income, excluding non-run-rate adjustments (net of tax)				$6.0

Diluted loss per share (GAAP)				$(1.11)

Diluted earnings per share, excluding non-run-rate items				$.29

(1)	Other non-run-rate items represent non-cash LIFO charges, metal losses and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit income related to the VEBAs, bad debt recoveries from pre-emergence write-offs, environmental costs incurred in connection with certain of our former facilities, and post-emergence reorganization-related fees for the Corporate and Other segment.
Investor Relations Contacts:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
FD
(646) 421-5341